Exhibit 10.1

SECOND AMENDMENT TO BROMFENAC LICENSE AGREEMENT

This Second Amendment (the “Second Amendment”) is made this 31st day of May, 2006, by and between ISTA Pharmaceuticals, Inc., a Delaware corporation (“ISTA”), and Senju Pharmaceutical Co., Ltd., a legal entity organized and existing under the laws of Japan (“SENJU”).

WHEREAS, ISTA and SENJU are parties to that certain license agreement dated March 7, 2002, as amended by the Amendment to Bromfenac License Agreement dated August 13, 2002 (collectively called the “License Agreement”); and

WHEREAS, SENJU and ISTA desire to amend the provisions of the License Agreement and to confirm their respective obligations under the License Agreement as provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ISTA and SENJU hereby agree that:

1.	Unless otherwise defined herein, capitalized terms used in this Second Amendment shall have the meanings set forth in the License Agreement.

2.	As used in the License Agreement, the definition of “Compound” shall be amended to include “2-amino-3-(4-bromobenzoyl) phenylacetic acid or a pharmaceutically acceptable salt thereof or a hydrate thereof” in addition to the chemical substance currently identified in the first Recital of License Agreement as “2-amino-3-(4-bromobenzoyl) benzeneacetic acid or a pharmaceutically acceptable salt thereof, especially the sodium sesquihydrate, which is known as ‘bromfenac’.”

3.	Paragraph 1.01 of the License Agreement shall be amended to read in its entirety:

1.01 “Patent Rights” or “Licensed Patent” shall mean all rights in and under U.S. Patent No. 4,910,225, U.S. Patent Application Publication No. US 2005/0239895 A1, and any continuations, continuations-in-part, divisions, re-examinations, reissues, or extensions of the foregoing, and any patents issuing from the foregoing applications or claiming priority from any of the foregoing patents or patent applications, and all rights in and under any other patents or patent applications in the Territory which are as of the Effective Date or during the term of this License Agreement owned, licensed or otherwise controlled by SENJU or its affiliates relating to the Preparation or the Compound or covering the Technical Information & Know-How or which are otherwise necessary or useful for the development and commercialization of any Preparation in the Territory, including but not limited to its registration, research, development, manufacture, use, storage, transport, importation, sale, offer for sale, promotion and distribution. However, any rights or property under this definition that become owned, licensed or otherwise controlled by SENJU or its affiliates after the effective date of the Second Amendment shall be excluded from this definition upon ISTA’s request.

4.	Paragraph 1.06 of the License Agreement shall be amended to read in its entirety:

1.06 “First Commercialization” shall mean the date of the first commercial sale in the Territory by ISTA or ISTA Agent of the first FDA-approved Preparation in commercial quantities to Third Party under this License Agreement. By way of clarification and for the avoidance of doubt, First Commercialization shall occur only once with respect to the first FDA-approved Preparation and shall not pertain to improvements of such Preparation or any other Preparations that may be that may be subsequently approved by the FDA and/or commercialized by ISTA in the Territory.

5.	The meaning of the last sentence of Paragraph 4.01 shall be clarified to mean that the reduction of the royalty rate shall apply only as to the specific Preparation for which an equivalent generic product has been commercialized. By way of example, if the Net Sales of a particular Preparation(s) in any year decrease more than 20% compared to the preceding year due to the commercialization of a generic product equivalent to such particular Preparation(s), then the royalty rate of such particular Preparation(s) shall be reduced as provided in Paragraph 4.01.

6.	Paragraph 15.02 of the License Agreement shall be amended to read in its entirety:

15.02 Upon (i) expiration of the License Agreement or (ii) earlier termination of this License Agreement if neither SENJU nor a Third Party on behalf of SENJU desires to market, sell and distribute the Preparation in the Territory after such earlier termination, SENJU will, upon the request of ISTA and in consideration of reimbursement to SENJU of all fees and cost incurred by SENJU to obtain the right to the Trademark under paragraph 15.01 above, assign and transfer said Trademark to ISTA for use by ISTA in marketing, selling and distributing of the Preparation in the Territory.

7.	Paragraph 16.01 of the License Agreement shall be amended to read in its entirety:

16.01 This License Agreement shall become effective as of the Effective Date and shall be in full force and effect for the longer of (i) ten (10) years after the First Commercialization or (ii) the last to expire of any issued patent in the Territory included in the Patent Rights. Upon expiration of this License Agreement, ISTA shall have a fully paid-up, royalty-free, perpetual and irrevocable non-exclusive right to use the Technical Information & Know-How in the Territory.

8.	ISTA reaffirms (i) its obligations under Article 12 of the License Agreement with respect to patent rights in any invention discovery or know-how made, conceived or reduced to practice by ISTA in the course of or as a result of its activities undertaken pursuant to the License Agreement and (ii) SENJU’s right to jointly own any patent covering, and to freely use outside of the Territory, any such invention, discovery or know-how as stated in Article 12.

9.	Unless stated herein, all other terms and conditions of the License Agreement shall remain unchanged.

10.	This Second Amendment shall be effective as of the date first set forth above.

11.	This Second Amendment, taken together with the License Agreement, represent the entire License Agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the License Agreement.

12.	This Second Amendment may be amended at any time only by mutual written agreement of the parties hereto.

13.	This Second Amendment may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement.

IN WITNESS WHEREOF, this Second Amendment has been entered into as of the date first set forth above.

ISTA PHARMACEUTICALS, INC.		SENJU PHARMACEUTICAL CO., LTD.

By:	/s/ LAUREN SILVERNAIL	By:	/s/ SHOJI YOSHIDA

Name:	Lauren Silvernail	Name:	Shoji Yoshida

Title:	CFO & VP Corporate Development	Title:	President

Date:	May 31, 2006	Date:	May 12, 2006

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